Exhibit 23(iv)

LORD ABBETT LARGE-CAP GROWTH FUND

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Large-Cap Growth Fund, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated September 29, 1999 (the “Declaration”), do hereby redesignate, pursuant to Section V.2 of the Declaration, the class of shares of the Trust designated Class Y as Class I shares.  Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration, effective September 28, 2007.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 26th day of July, 2007.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis